Amendment to Employment Agreement
(Tom Wittenschlaeger)

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of January 1, 2019, by and between Fox Factory, Inc., a California corporation (the “Company”), and Tom Wittenschlaeger, an individual (“Executive”), amends that certain Employment Agreement dated as of January 26, 2015 by and between the Company and Executive (as previously amended from time to time, the “Original Agreement”) and shall be effective January 1, 2019 (the “Effective Date”). All terms not otherwise defined herein shall have the meanings ascribed thereto in the Original Agreement.

RECITALS

WHEREAS, the parties hereto desire to amend certain provisions of the Original Agreement in accordance with the terms of this Amendment;
NOW, THEREFORE, in consideration of the mutual promises and the respective mutual agreements contained herein, the parties to this Amendment agree as follows:
Section 1. Amendments. The Original Agreement is amended, effective as of the Effective Date, as follows:

a.	Section 2(a) of the Original Agreement is DELETED and REPLACED to read as follows:

“Executive shall serve as the Strategic Business Development Consultant of the Company and shall have the normal duties, responsibilities, functions and authority customarily associated with such position and such other duties and responsibilities as may be assigned from time to time to Executive, all subject to the power and authority of the Company’s Chief Executive Officer, Board of Directors (the “Board”) and the Executive Committee of the Board (the “Executive Committee”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company.”

b.	Section 3(b) of the Original Agreement is DELETED.

c.	Section 4(b)(ii) of the Original Agreement is hereby DELETED and REPLACED to read as follows:

“Following any termination under paragraphs 4(a)(iv) or (v) (and despite his subsequent death), Executive (or, in the event of Executive’s death, Executive’s estate) shall be entitled to receive (A) immediately upon termination by the Company without Cause, or within fifteen (15) days of the date of termination by Executive for Good Reason, a lump sum payment in cash in an amount equal to Executive’s accrued and unpaid Base Salary plus any authorized business expenses incurred and un-reimbursed as of the date of termination, (B) a pro rata severance (“Severance”) in an amount equal to: Executive’s per annum Base Salary as of the date of termination multiplied by a fraction, the numerator of which shall be the number of days remaining in the fiscal year following the date of termination and the denominator of which is 365 days, payable monthly for the remainder of such fiscal year in substantially equal payments beginning, as provided in Section 4(b)(iii), on the first regular payroll date immediately following the eighth (8th) day following the Executive’s timely execution of a Release, and (C) during the period Executive receives severance, COBRA insurance benefits funded by the Company, and Executive agrees to reimburse the Company for such COBRA expenses in excess of the monthly amount the Company was paying toward Executive’s Company-provided group health insurance coverage immediately prior to Executive’s cessation of employment; provided, however, if the COBRA insurance coverage period expires during the severance period, then during the remainder of the severance period, the Company shall make monthly payments to Executive to subsidize Executive’s health care insurance costs in an amount equal to the monthly dollar amount the Company was paying toward Executive’s Company-provided group health insurance coverage immediately prior to Executive’s cessation of employment. “Change of Control Event” as used herein means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); or (ii) any person or group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise.”
Section 2.    Change of Employment. The Parties agree that the changes in Executive’s employment pursuant to this Amendment will not constitute “Good Reason” under the Original Agreement and Executive consents to such modifications to the terms of his employment with the Company.

Section 3.     Effect on Original Agreement. On and after the Effective Date, each reference in the Original Agreement to “this letter”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Original Agreement as amended hereby. Except as specifically modified by the terms of this Amendment, all of the terms, provisions, covenants, warranties and agreements contained in the Original Agreement shall remain in full force and effect and are hereby ratified.

Section 4.    Governing Law. This Amendment shall be construed under and shall be governed by the laws of the State of California.
Section 5.    Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first above written.

The Company
Fox Factory, Inc.
a California corporation

By:_/s/ Larry Enterline
Name: Larry Enterline
Title: Chief Executive Officer

The Executive

/s/ Tom Wittenschlaeger
Name: Tom Wittenschlaeger